Exhibit 99.1

Hercules Technology Announces Estimated Taxable Income Spillover for Distribution in 2009 and Review of Its Dividend Distribution Policy

Spillover Estimated to be in the Range of $0.17 to $0.19 Per Share

PALO ALTO, Calif.--(BUSINESS WIRE)--December 31, 2008--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, announced today that it has distributed four dividends in the 2008 calendar year, representing total distributions to shareholders of approximately $43.3 million or $1.32 per share. As a result, Hercules expects to have additional taxable income spillover of approximately $0.17 and $0.19 per share that will be paid out during 2009, adjusted for any realized gains or losses incurred during the year. Hercules expects to pay an excise tax of approximately $225,000 and $250,000 as a result of this taxable income spillover.

As a business development company and a regulated investment company, Hercules is required to distribute annually at least 90 percent of its annual taxable income to shareholders through the payment of dividends. To date, to the extent Hercules earned annual taxable income in excess of its dividends paid for the year, Hercules’ board of directors elected to carry over, or “spillover,” the excess taxable income for distribution in the following year subject to certain limitations and requirements, including the payment of a nondeductible 4% excise tax.

Hercules’ board of directors is reviewing its dividend policy for 2009. In particular, beginning with the first quarter of 2009 the board of directors is considering the adoption of a new policy under which the Company’s four quarterly distributions would more closely approximate 90 to 95 percent of its annual taxable income. In addition, at the end of the year Hercules may also pay additional special dividends, such that it may annually distribute approximately 98 percent of its annual taxable income in the year in which it is earned instead of spilling over any excess taxable income.

“This change in policy may also provide Hercules with greater flexibility in achieving asset expansion with a strengthened intra-year liquidity position,” said Manuel A. Henriquez, co-founder, chairman and chief executive officer of Hercules. “We believe this proposed dividend policy change further aligns our interests with those of our shareholders and provides for greater visibility on dividend coverage to annual taxable income during this unprecedented time in the financial and credit markets. Hercules anticipates revisiting its dividend strategy throughout 2009 and beyond to ensure an appropriate pay-out ratio is achieved, as required by regulated investment companies.”

As a regulated investment company, HTGC must make certain distributions of its taxable income to shareholders. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year; therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company had determined the tax attributes of its distributions year-to-date as of September 30, 2008, then approximately $0.98, or 100.0%, would have been from ordinary income. However, there can be no certainty to shareholders that this determination is representative of what the tax attributes will be from its 2008 distributions to shareholders. Each year a statement on Form 1099-DIV identifying the source of distributions (i.e., paid from ordinary income, paid from net capital gains on the sale of securities, and/or a return of paid-in-capital surplus which is a nontaxable distribution) is mailed to our stockholders.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder, San Diego and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650.289.3060 HT-HN
info@htgc.com
Sally Borg, 650.289.3066
sborg@htgc.com